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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. ___)*

Hansen Medical, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
411307 10 1
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	411307 10 1	Page	2	of	4

1	NAMES OF REPORTING PERSONS: Frederic H. Moll, M.D.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5	SOLE VOTING POWER:

NUMBER OF		1,446,996

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		None

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,446,996

WITH:	8	SHARED DISPOSITIVE POWER:

		None

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,446,996

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	6.73%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

Page	3	of	4
Item 1.
(a)	Name of Issuer

Hansen Medical, Inc.

(b)	Address of Issuer’s Principal Executive Offices

380 North Bernardo Avenue

Mountain View, CA 94043
Item 2.
(a)	Name of Person Filing

Frederic H. Moll, M.D.

(b)	Address of Principal Business Office or, if none, Residence

c/o Hansen Medical, Inc.

380 North Bernardo Avenue

Mountain View, CA 94043

(c)	Citizenship

USA

(d)	Title of Class of Securities

Common Stock

(e)	CUSIP Number

411307 10 1
Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount Beneficially Owned:

1,446,996

(b)	Percent of Class:

6.73%

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote

Page	4	of	4
1,446,996

(ii)	Shared power to vote or to direct the vote

-0-

(iii)	Sole power to dispose or to direct the disposition of

1,446,996

(iv)	Shared power to dispose or to direct the disposition of

-0-
Item 5.	Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6.	Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8.	Identification and Classification of Members of the Group

Not applicable.

Item 9.	Notice of Dissolution of a Group

Not applicable.

Item 10.	Certification

Not applicable.
SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 13, 2007

Date

/s/ Frederic H. Moll, M.D.

Signature

Frederic H. Moll, M.D.

Name/Title